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                                                                    EXHIBIT 99.2

VERTICALNET STRENGTHENS LEADERSHIP IN EUROPEAN JOINT VENTURE; BT IGNITE CHOOSES VERTICALNET SOLUTIONS TECHNOLOGY FOR RESELLER PROGRAM IN SELECTED TERRITORIES WORLDWIDE

HORSHAM, Pa.--(BUSINESS WIRE)--Jan. 5, 2001--VerticalNet, Inc. (Nasdaq:VERT), the Internet's leading e-commerce enabler, today announced an agreement to increase its ownership position in VerticalNet Europe ("VNE"), a joint venture with partners BT Ignite and Internet Capital Group ("ICG"), to a 77% controlling interest. In conjunction with the transaction, VNE also obtained full ownership over VerticalNet UK.

"Increasing our stake in VerticalNet Europe and consolidating VerticalNet UK into VNE will improve our ability to deliver on our aggressive growth plans throughout the continent," said David Kostman, president of VerticalNet International. "We have effectively leveraged the joint venture to establish three marketplaces targeted at the European market in the last two quarters and have additional ones scheduled for roll-out in the first half of 2001. While our partnership with BT and ICG remains an important aspect of our efforts in the region, we are increasing our ownership stake to take advantage of the area's significant value-creation potential and to maximize the synergies of VerticalNet's global operations."

In a separate agreement announced today, BT Ignite has entered into a software reseller agreement with VerticalNet Solutions, an innovator in building digital marketplaces and a division of VerticalNet, whereby BT Ignite has agreed to license VerticalNet(TM) eMarketplace Suite for distribution in selected regions around the world.

"This begins a new chapter in our relationship as we work together to deliver a range of customer solutions," said BT Ignite Application Services President Sally Davis. "The expansion of our relationship to include reselling VerticalNet Solutions' digital marketplace tools reflects the strategic developments in both BT and VerticalNet over the last twelve months and better aligns our organizations."

About VerticalNet, Inc.

VerticalNet, Inc. (www.verticalnet.com) provides end-to-end e-commerce solutions targeted at distinct business segments through three strategic business units:
VerticalNet Markets includes 58 industry-specific web sites designed as online vertical trading communities and provides hosted e-commerce and community capabilities for corporate divisions and mid-size businesses; VerticalNet Exchanges focuses on direct material open and spot markets; VerticalNet Solutions builds digital marketplaces for global 2000 customers, consortia and neutral Net market makers. VerticalNet International leverages the Company's three strategic business units to create global Internet B2B marketplaces, offering products and services internationally and partnering with companies that have strong local presence and domain expertise.

About British Telecommunications plc

British Telecommunications plc is one of the world's leading providers of telecommunications services and one of the largest private sector companies in Europe. Its principal activities include local, long distance and international telecommunications services, mobile communications, Internet services and IT solutions. In the UK, BT serves 28 million exchange lines and more than seven million mobile customers, as well as providing network services to other licensed operators. BT has operations worldwide, with ventures, for example, in the Republic of Ireland, France, Spain, Germany, Italy, the Netherlands, Sweden, New Zealand, Japan, Latin America and India. In April 2000, the company announced a re-grouping of its activities into new, self-contained business units. These are:

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BT Ignite, an international broadband network business, focussed primarily on corporate and wholesale markets;

BTopenworld, an international, mass-market Internet business;

BT Wireless, an international mobile business, with a particular emphasis on mobile data;

Yell, an international directories and associated e-commerce business;

BT Retail, serving end-business and residential customers; and

BT Wholesale, selling network capacity and call terminations to other carriers.

BT and AT&T have also created Concert, the leading global telecommunications company serving multi-national business customers, international carriers and Internet service providers worldwide.

In November 2000, BT accelerated its radical structural transformation. A separate network company, NetCo, will be created with the strategic intent of listing up to 25 per cent; focus will be tightened to within Western Europe and Japan; up to 25 per cent of BT Wireless will be listed in 2001; up to 25 per cent of Yell will be listed by the end of March 2001; and BT Ignite will be developed by the end of 2001 into a position from which it could be listed.

In the year to March 31, 2000, BT's total turnover, including its share of its ventures' turnover, was (pound)21,903m with a pre-tax profit of (pound)2,942m.

This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the implementation of the joint venture and information contained elsewhere in this document where statements are preceded by, followed by or include the words "believes," "plans," "intends," "expects," "anticipates," "would," or similar expressions. For such statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from those included in the forward-looking statements include, among others (i) dependence on joint venture partners; (ii)rapid technological and market change; (iii) European government regulations relating to the Internet and other aspects of the joint venture; (iv)finding and retaining key personnel and (v) intellectual property and licensing issues. Additional factors that could cause actual results to differ from those contained in the forward-looking statements include those factors set forth in VerticalNet's Annual Report on Form 10-K for the year ended December 31, 1999 and its quarterly report on Form 10-Q for the period ended September 30, 2000, both of which have been filed with the SEC. VerticalNet assumes no obligation to publicly update or revise any of the forward-looking statements that may be in the release.

VerticalNet and NECX are registered trademarks and/or trademarks of Vert Tech LLC in the United States and/or other countries.

--30--CF/ph*

CONTACT: VerticalNet, Inc.
Corporate Contacts:
For media inquiries, contact:

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Nyssa Tussing, VerticalNet, Inc.
VP Corporate Communications
215-315-3710
ntussing@verticalnet.com
or
Muriel Lange, VerticalNet, Inc.
Director Investor Relations
215-315-3367
mlange@verticalnet.com
or
Media Contact for BT Ignite
James E. Graf II, BT Group Communications
Senior Vice President
202-639-8222
james.graf@btna.com